Exhibit 99.1

1111 South Arroyo Parkway 91105 PO Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144

Press Release

FOR IMMEDIATE RELEASE	January 26, 2009

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Record Earnings

for the First Quarter of Fiscal 2009

PASADENA, CALIF — Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the first quarter of fiscal 2009 ended December 31, 2008.

First Quarter Fiscal 2009 Highlights:

•	Net earnings rose to $116.4 million — an $18.0 million, or 18.3%, increase over the corresponding period last year;

•	Diluted EPS grew to $0.94 — a 19.0% increase over the corresponding period last year; and

•	Backlog increased $1.0 billion, or 6.8%, from December 31, 2007 to $16.0 billion.

Jacobs reported today record net earnings of $116.4 million, or $0.94 per diluted share, on revenues of $3.2 billion for its first quarter of fiscal 2009 ended December 31, 2008. This compares to net earnings of $98.4 million, or $0.79 per diluted share, on revenues of $2.5 billion for the corresponding period last year.

Included in the Company’s results of operations for the first quarter of fiscal 2008 ended December 31, 2007 was an after-tax gain of $5.4 million, or $0.04 per diluted share, from the sale of its interest in a company that provides specialized operations and maintenance services.

Jacobs also announced backlog totaling $16.0 billion at December 31, 2008, including a technical professional services component of $7.9 billion. This compares to total backlog and technical professional services backlog of $15.0 billion and $7.1 billion, respectively, at December 31, 2007. During the first quarter of fiscal 2009, we were notified by certain clients that they were cancelling projects that had been included in backlog. Accordingly, we removed approximately $840 million of revenues from backlog during the recent quarter.

Commenting on the results for the first quarter, Jacobs President and CEO Craig L. Martin stated, “Our first quarter results were good in many respects. Revenues and earnings were both up nicely. Our balance sheet strengthened as our net cash reached $746 million. Excluding cancellations, our backlog grew when compared to last quarter. It is a challenging business environment, but the company has performed well.”

Commenting on the Company’s earnings outlook for the remainder of fiscal 2009, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Given the slowdown in a few of our existing programs and the uncertainty in some of our markets, we are modestly reducing the upper end of our earnings per share guidance for fiscal 2009 to $3.90, giving us a new range of $3.55 to $3.90.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, January 27, 2009, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through February 3, 2009. The dial-in number for the audio replay is 706.645.9291 (ID 79955944).

Jacobs, with over 55,000 employees and revenues exceeding $12.0 billion, provides technical, professional, and construction services globally.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2008 Form 10-K, and in particular the discussions contained under Item 1 — Business; Item 1A — Risk Factors; Item 3 — Legal Proceedings; and Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended December 31
	2008	2007
Revenues	$3,232,653	$2,471,817
Costs and Expenses:
Direct costs of contracts	(2,795,234)	(2,083,847)
Selling, general, and administrative expenses	(256,351)	(246,714)

Operating Profit	181,068	141,256
Other Income (Expense):
Interest income	4,602	4,580
Interest expense	(1,229)	(1,301)
Miscellaneous income (expense), net	(2,626)	9,170

Total other income, net	747	12,449

Earnings Before Taxes	181,815	153,705
Income Tax Expense	(65,465)	(55,335)

Net Earnings	$116,350	$98,370

Earnings Per Share (“EPS”):
Basic	$0.95	$0.82
Diluted	$0.94	$0.79

Weighted Average Shares Used to Calculate EPS:
Basic	122,217	120,118
Diluted	123,977	124,078

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Other Operational Information (in thousands):

	Three Months Ended December 31
	2008	2007
Revenues by Major Component:
Technical professional services	$1,528,242	$1,326,029
Field services	1,704,411	1,145,788

Total	$3,232,653	$2,471,817

Depreciation (pre-tax)	$16,562	$14,350

Capital Expenditures	$19,999	$18,346

Selected Balance Sheet and Backlog Information (in thousands):

	At December 31
	2008	2007
Balance Sheet Information:
Cash and cash equivalents	$787,866	$398,780
Working capital	1,248,526	921,177
Total debt	42,363	36,989
Stockholders’ equity	2,354,234	1,990,780

Backlog Information:
Technical professional services	$7,884,200	$7,110,800
Field services	8,093,200	7,850,500

Total	$15,977,400	$14,961,300

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